UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 26, 2008
G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18183 (Commission File Number)	41-1590959 (IRS Employer Identification No.)

512 Seventh Avenue New York, New York (Address of principal executive offices)	10018 (Zip Code)
Registrant’s telephone number, including area code: (212) 403-0500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Increase in Base Salary of Chief Executive Officer
At its June 26, 2008 meeting, the Compensation Committee of our Board of Directors approved an increase in the base annual salary of Morris Goldfarb, our Chief Executive Officer, from $650,000 to $1,000,000, effective July 1, 2008. Mr. Goldfarb has an employment agreement with us effective through January 31, 2010 and also serves as the Chairman of our Board of Directors.
Grant of Restricted Stock Units
At its June 26, 2008 meeting, the Compensation Committee granted restricted stock units, pursuant to our 2005 Stock Incentive Plan, as amended to date (the “2005 Plan”), that will enable three of our executive officers to receive shares of our common stock, subject to satisfaction of specified conditions, as follows: (i) up to 150,000 shares to Mr. Goldfarb, our Chairman and Chief Executive Officer, (ii) up to 50,000 shares to Wayne S. Miller, our Chief Operating Officer, and (iii) up to 35,000 shares to Jeanette Nostra, our President.
The above-named executive officers will be entitled to receive these shares of our common stock only if the average closing price per share of our common stock on the Nasdaq Global Select Market is $16.06 or higher over a twenty consecutive trading day period during the four-year period commencing on the date of grant of the restricted stock units and ending on the day prior to the fourth anniversary of the date of grant (the “Price Vesting Condition”). In addition, the executive officer’s right to receive these shares of common stock will become vested in four equal annual increments beginning on the first anniversary of the date of grant.
If the Price Vesting Condition is satisfied and the executive officer remains employed by us or otherwise provides service for us, we will issue to the executive officer 25% of the shares of common stock to which the executive officer is entitled for each annual vesting period that has then elapsed, and an additional 25% of the shares of common stock on each subsequent anniversary of the date of grant, through the fourth anniversary, but only if the executive officer remains employed by us or otherwise performs service for us on each anniversary date. If the Price Vesting Condition is not satisfied within the four-year period, the restricted stock unit grants will be canceled.
The number of shares of common stock to which the restricted stock units relate and the vesting price will be appropriately adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.
A copy of the form of Deferred Stock Award Agreement for these grants under the 2005 Plan is filed herewith as Exhibit 10.1.

Executive Transition Agreements
In addition, at its June 26, 2008 meeting, the Compensation Committee approved the terms of Executive Transition Agreements between us and Mr. Miller and us and Ms. Nostra. The Executive Transition Agreements provide that if a Change in Control (as defined therein) occurs and, during the three months before a Change in Control or the two years after a Change in Control, Mr. Miller or Ms. Nostra is terminated by us without Cause (as defined therein) or resigns for Good Reason (as defined therein) he or she will be entitled to continuation of specified benefits and periodic severance payments totaling 1.5 times the sum of (a) his or her highest annual salary in effect during the one-year period before his or her termination of employment and (b) the average annual cash bonus he or she earned during our two fiscal years before the fiscal year of his or her termination of employment.
A copy of the form of Executive Transition Agreement is filed herewith as Exhibit 10.2.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) See “Item 1.01 Entry into a Material Definitive Agreement” above. In addition, at its June 26, 2008 meeting, the Compensation Committee approved an annual incentive arrangement pursuant to which Mr. Miller and Ms. Nostra may be entitled to annual bonuses ranging from 50% to 200% of their respective base salaries, in the discretion of our Chief Executive Officer.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Form of Deferred Stock Award Agreement.

10.2	Form of Executive Transition Agreement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G-III APPAREL GROUP, LTD.
Date: July 2, 2008
	By:	/s/ Neal S. Nackman
		Name:	Neal S. Nackman
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Form of Deferred Stock Award Agreement.

10.2	Form of Executive Transition Agreement.